Exhibit (C)(2)

CONFIDENTIAL – PRELIMINARY DRAFT Project Gold Presentation to the Goldfinch Special Committee Strictly Private and Confidential Goldman Sachs & Co. LLC November 15, 2017

Disclaimer CONFIDENTIAL – PRELIMINARY DRAFT These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the special committee of the Board of Directors (the “Special Committee”) of Goldfinch (the “Company”) in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. 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Today’s Discussion Topics CONFIDENTIAL – PRELIMINARY DRAFT I. I Situation Update — Review of Blue Jay Proposal — Initial Market Reaction I. II Comparison of Goldfinch and Blue Jay Appendices A. Blue Jay Company Overview B. Supporting Analysis 2

CONFIDENTIAL – PRELIMINARY DRAFT I. Situation Update 3

INVESTMENT BANKING DIVISION

Summary of Blue Jay Proposal
Dated November 11, 2017

CONFIDENTIAL – PRELIMINARY DRAFT

Key Information Contained in Proposal

Acquirer	■ Blue Jay
Consideration per Goldfinch Share	■ Cash election: \$23.00 ■ Unit election: 0.9656 Blue Jay units — Implied value of \$21.93 based on Blue Jay's closing price on Tues 14-Nov-2017 ■ Subject to pro-ration based on 50/50 aggregate cash/unit consideration
Aggregate Consideration	■ \$7.4bn cash ■ 309mm Blue Jay units[1]
Pro Forma Ownership of Blue Jay	■ Goldfinch stockholders: ~31%[2] ■ Blackbird: ~48%[3]
Conditions	■ Approval by majority of Goldfinch's non-Blackbird-affiliated stockholders (i.e. 50% of the remaining ~66% of stockholders) ■ Approval by Blue Jay unitholders — *Note: Blackbird owns ~69% of Blue Jay units* ■ No financing condition anticipated: "At the time of signing a definitive agreement, we expect to have fully committed financing"
Timeline	■ "We can finalize a transaction within a very short period"

Source: Blue Jay offer letter dated 11-Nov-2017, Bloomberg, public company filings; Market data as of 14-Nov-2017
[1] Represents share count per Blue Jay offer letter.
[2] Based on GS calculation of ~312mm units issued to Goldfinch shareholders (including option/LTIP dilution) at 50% stock consideration / 0.9656 exchange ratio and current Blue Jay diluted shares outstanding of ~707mm.
[3] Based on Blackbird's current ownership of ~488mm units in Blue Jay and GS calculation of ~312mm units issued to Goldfinch shareholders (see footnote 2).

Situation Update 4

Goldman Sachs | INVESTMENT BANKING DIVISION

Implied Enterprise Value and Valuation Multiples

($ in millions, except per share data)

CONFIDENTIAL – PRELIMINARY DRAFT

	Goldfinch at Offer Prices			Goldfinch at Trading Prices		Blue Jay at Trading Prices	
	Cash Election	Unit Election	Blended	Pre-Rumor[1]	Current	Undisturbed[2]	Current
Price per Share[3]	**$ 23.00**	**$ 21.93**	**$ 22.46**	**$ 19.01**	**$ 23.95**	**$ 23.68**	**$ 22.71**
Diluted # Shares (mm)			973.0	970.9	973.8	707.0	706.6
Implied Equity Value			**$ 21,859**	**$ 18,457**	**$ 23,322**	**$ 16,743**	**$ 16,047**
Implied Equity Value to Public Shareholders	**$ 7,429**	**$ 7,083**	**$ 14,512**				
P / 2018E Consensus FFO			*14.0 x*	*11.8 x*	*14.9 x*	*15.7 x*	*15.1 x*
P / 2019E Consensus FFO			*13.2 x*	*11.2 x*	*14.1 x*	*15.0 x*	*14.4 x*
P / 2018E Consensus AFFO			*17.6 x*	*14.9 x*	*18.7 x*	*23.3 x*	*22.4 x*
P / 2019E Consensus AFFO			*16.3 x*	*13.8 x*	*17.4 x*	*22.0 x*	*21.1 x*
Net Debt + Prefs (at Share)			$ 18,213	$ 18,213	$ 18,213	$ 35,084	$ 35,084
Implied Enterprise Value			**$ 40,072**	**$ 36,670**	**$ 41,534**	**$ 51,827**	**$ 51,131**
EV / 2018E Consensus EBITDA			*17.5 x*	*16.0 x*	*18.1 x*	*20.8 x*	*20.5 x*
EV / 2019E Consensus EBITDA			*17.0 x*	*15.6 x*	*17.7 x*	*22.0 x*	*21.7 x*

Source: Blue Jay offer letter dated 11-Nov-2017, Bloomberg, public company filings, IBES Estimates, SNL Financial; Market data as of 14-Nov-2017 unless otherwise stated
[1] Share price as of 6-Nov-2017.
[2] Share price as of 10-Nov-2017.
[3] Unit Election price per share based on Blue Jay share price as of 14-Nov-2017 and exchange ratio of 0.9656.

Situation Update 5

Implied Offer Premia ($ in millions, except per share data) CONFIDENTIAL – PRELIMINARY DRAFT Offer Price Relative to Key Public Reference Points Cash Election Offer Price $23.00 50/50 Cash/Unit Offer Price $22.46 Unit Election Offer Price $21.93 $ 30.00 $ 27.65 $ 27.10 $ 26.81 $ 25.79 $ 23.02 $ 19.01 $ 21.36 $ 18.83 Pre-Rumor 52-Week 52-Week 3-Month 1-Year 3-Year Blue Jay 3Q GSA Consensus Share Price Intraday High Intraday Low VWAP VWAP VWAP IFRS NAV of NAV NAV (6-Nov-2017) Share Price Share Price Goldfinch¹ Implied Offer Premia Cash Election 21.0% (15.1)% 22.1% 7.7% (0.1)% (10.8)% (23.3)% (16.8)% (14.2)% Unit Election 15.4 (19.1) 16.5 2.7 (4.8) (15.0) (26.9) (20.7) (18.2)     50/50 18.2 (17.1) 19.3 5.2 (2.4) (12.9) (25.1) (18.8) (16.2)     Cash/Units Pre-Rumor - (29.9) 1.0 (11.0) (17.4) (26.3) (36.6) (31.2) (29.1)     Share Price Source: Blue Jay offer letter dated 11-Nov-2017, Bloomberg, Green Street Advisors, SNL Financial, Company filings; Market data as of 14-Nov-2017 unless otherwise stated ¹ Approximate figure; per management commentary on Blue Jay 3Q earnings call. Situation Update 6

Initial Market Reaction: Trading Dynamics CONFIDENTIAL – PRELIMINARY DRAFT Goldfinch Share Price and Trading Volumes Daily Price $25.00 (0.8)% 16.8% (1.9)% 1.0% 1.0% 8.3% (0.4)% 1,000 Movement $23.95 $24.00 800 Sha $23.00 Movement res Since 6-Nov: $22.00 600Tra G’finch: +26.0% $21.00 400 de SP500: (0.5)% d RMZ: +2.0% $20.00 m(m TCO: +21.7% Share Price (USD) $19.00 200 ) MAC: +19.5% SPG: +3.6% $18.00 0 6-Nov 7-Nov 8-Nov 9-Nov 10-Nov 13-Nov 14-Nov Volume Share Price Blue Jay Share Price and Trading Volumes Daily Price $24.00 0.6% 0.3% (2.3)% 1.8% 1.6% (4.9)% 0.9% 30 Movement Movement $23.50 Sha Since 10-Nov: 20 res B’Jay: (4.1)% Traded $23.00 SP500: (0.1)% $22.71 RMZ: +0.5% 10 Share Price (USD) $22.50 (mm) $22.00 0 6-Nov 7-Nov 8-Nov 9-Nov 10-Nov 13-Nov 14-Nov Volume Share Price Source: Bloomberg; Market data as of 14-Nov-2017 Situation Update 7

Goldman Sachs

Initial Market Reaction: Media & Research Analyst Commentary

INVESTMENT BANKING DIVISION

CONFIDENTIAL – PRELIMINARY DRAFT

Perspectives on Pricing

- "…the timing of the discussions is opportunistic. The **question now is whether Blue Jay is prepared to make an offer at a fair price**" – *BTIG, 8-Nov-2017*
- "It will be intriguing to see 1) how Goldfinch's Board reacts to the price, especially in light of the exploration of strategic alternatives that took place when **a mid- $21 share price was deemed well below NAV by the CEO and an unacceptable situation just a few months ago**; and 2) **if non-Blue Jay shareholders see $23/sh as a suitable offer given the challenge it's been to establish private market value** in the space" – *Green Street Advisors, 12-Nov-2017*
- "The industry vets queried by REIT Zone last week – all spoke on the condition of anonymity – said **they believe Blue Jay will have to pay in the range of $26 to $28 per share to privatize Goldfinch**" – *REIT Zone, 12-Nov-2017*
- "We believe **Goldfinch is negotiating a privatization transaction from a position of weakness:** (1) few comparable transactions in recent history to guide fairness opinions, (2) common share price near a 52-week low, (3) fundamental outlook is cloudy, capital intensity should rise and Goldfinch's leverage is high, (4) Goldfinch is negotiating with its largest shareholder, (5) a second bidder is unlikely to materialize to compete against a major shareholder with a low-cost basis, and (6) failure to consummate a transaction could pose significant downside risk to the shares. For any of these reasons **we believe the realized price could fall short of the consensus NAV of $28/sh**" – *Wells Fargo, 12-Nov-2017*

Perspectives on Consideration / Financing

- "From a Blackbird perspective, a potential Goldfinch deal has several possible impacts, including … **a likely significant third party fund raising to enable such a deal**" – *Citi, 7-Nov-2017*
- "**A deal of this size will require multiple parties** and will be complicated so investors should not expect an immediate resolution to this situation" – *Evercore, 8-Nov-2017*
- "…**why a Goldfinch shareholder would want to trade shares that are at a discount to NAV** due to concerns about malls **for some cash and units that are at an even greater discount to NAV in a diversified real estate platform** is a question that the independent board members should explore in detail" – *Green Street Advisors, 12-Nov-2017*

Perspectives on Competing Bidders

- "**Simon would be the most likely adversary, but its current cost of capital does not provide much room** to stretch on a deal of this magnitude, although the economics could be different if Simon comes in with partners. **A surprise in the Blue Jay … bid is the absence of such institutional partners**. There is therefore a **decent probability that no one else shows up** to the party" – *Green Street Advisors, 12-Nov-2017*
- "…in light of the Goldfinch's short lived exploration of strategic alternatives that failed to result in a deal, **perhaps Blue Jay's [low] offer is an attempt to get other bidders to the table …** All eyes remain on SPG's next move" – *Deutsche Bank, 12-Nov-2017*

Source: News articles, available broker research. As of 14-Nov-2017

Situation Update 8

Goldman Sachs
INVESTMENT BANKING DIVISION

Initial Market Reaction: GS Trading Desk Feedback

CONFIDENTIAL – PRELIMINARY DRAFT

- Goldfinch's trading volumes on Monday were 32mm shares, or over 5x 3-month average daily volumes
  - Compares to 52mm in volume on Tuesday 6-Nov following the original rumor headlines
- Goldfinch stock's current trading levels suggest the market believes there is significant likelihood of a higher bid
- The desk is not hearing any market expectations of an interloper at a higher price; as seen, current trading levels suggest that investors believe Blue Jay will raise its bid
  - The market is well aware of Blue Jay's engagement with Rouse during which Blue Jay raised its bid by 7% over a ~6 week negotiation period
- Based on precedent transactions and the initial market reaction, the desk sees an 80% probability of a deal occurring in the $24.25 – $24.75 range; this range may have risen following the release of analyst research
- Trading is being primarily driven by M&A arbitrage investors, which maybe resulting in downward pressure on Blue Jay
  - Blue Jay is a relatively illiquid stock, which makes its performance even more susceptible to bouts of shorting activity
- The desk is not seeing significant activity from long-only investors / core holders of Goldfinch
  - The recent event-driven short-squeeze in the mall sector has reduced hedge fund short positions, but the prevailing sentiment is that there has been no fundamental change to the brick-and-mortar retail thesis and the short interest has only temporarily abated
  - As a result, long-only investors appear to be content to observe from the sidelines thus far

Situation Update 9

CONFIDENTIAL – PRELIMINARY DRAFT II. Comparison of Goldfinch and Blue Jay 10

Goldman Sachs
INVESTMENT BANKING DIVISION

Side-by-Side Analysis of Goldfinch vs. Blue Jay

What Goldfinch Shareholders Have Today vs. Sale to Blue Jay for Stock

CONFIDENTIAL – PRELIMINARY DRAFT

Operating Portfolio

	Goldfinch	Blue Jay (Standalone)
Investment Approach		
Asset Class		
Geography		


Core - Retail 100.0%
Opportunistic 27.5%
Core - Retail 48.5%
Core - Office 24.1%
Retail 100.0%
Triple Net Lease 3.4%
Multifamily 3.1%
Other 5.1%
Hospitality 7.6%
Office 52.6%
Retail 28.2%
USA 100.0%
Asia Pacific 8.0%
S. America 4.0%
Canada 10.0%
USA 60.0%
Europe 18.0%

Financial Metrics (As of 6-Nov-2017)

	Goldfinch	Blue Jay
Market Cap ($bn)	$ 18.5	$ 16.5
Enterprise Value ($bn)	$ 36.7	$ 51.6
3-Yr Total Return	(18.4)%	20.8 %
Discount to IFRS NAV[1]	(36.6)%	(23.6)%
Discount to Consensus NAV	(29.1)%	(20.9)%
P / 2018E Consensus FFO	11.8 x	15.5 x
2yr Fwd. Cons. FFO/Share CAGR	3.1 %	6.8 %
Dividend Yield	4.6 %	5.1 %
Dividend Payout Ratio[2]	73.3 %	127.6 %
Net Debt / 3QA EBITDA	8.4 x	12.8 x
Net Debt / IFRS Asset Value	40.7 %	46.7 %

Other Items

	Goldfinch	Blue Jay
Blackbird / Blue Jay Ownership	34 %	69 %
S&P500 Constituent?	Yes	No
RMZ Constituent?	Yes	No
Research Coverage	18	4
Structure	REIT	Partnership
Listing Exchange	NYSE	NASDAQ[3] / TSX
# of Blackbird / Blue Jay Directors (/ Total Board Seats)	3 / 9	2 / 9
Management Structure	Internal	External

Source: Public company filings, IBES estimates, Bloomberg, SNL Financial; Market data as of 6-Nov-2017
[1] IFRS NAV as of 30-Sep-2017. Goldfinch IFRS NAV is approximate; per management commentary on Blue Jay 3Q earnings call.
[2] Dividend payout ratio calculated as annualized latest quarterly dividend as a percentage of 2017E consensus AFFO estimate. Goldfinch AFFO estimate per SNL Financial and Blue Jay AFFO estimate per consensus.
[3] Planned as of Nov-2017, currently listed on NYSE.

Comparison of Goldfinch and Blue Jay
11

Goldman Sachs
INVESTMENT BANKING DIVISION

Key Recent Events

Goldfinch and Blue Jay

CONFIDENTIAL – PRELIMINARY DRAFT

	1-M VWAP	3-M VWAP	6-M VWAP	1-Yr VWAP
Goldfinch	$21.61	$21.36	$22.12	$23.02
Blue Jay	23.39	23.55	23.36	22.71


$ 30.00
$ 27.00
$ 24.00
$ 21.00
$ 18.00
$ 15.00
Nov-2016
Jan-2017
Mar-2017
May-2017
Jul-2017
Sep-2017
Nov-2017
30-Jan-2017 Reported 4Q16 and FY16 results; 4Q16 FFO per share was $0.43 vs. consensus of $0.43
01-May-2017 Reported 1Q17 results; FFO per share was $0.36 vs. consensus of $0.36; announced that it was reviewing strategic alternatives
02-Aug-2017 Reported 2Q17 results; FFO per share was $0.35 vs. consensus of $0.35; announced completion of strategic review and decision not to pursue a transaction
06-Oct-2017 Blackbird exercised warrants to purchase 69.0mm shares of Goldfinch common stock; Goldfinch received $462.4mm in cash
07-Nov-2017 Rumors of discussion with Blue Jay for potential buy out
02-Nov-2017 Future Fund exercised 8.3mm warrants; Goldfinch received $88.8mm in cash
31-Oct-2017 Reported 3Q17 results; FFO per share was $0.37 vs. consensus of $0.37
25-Oct-2017 Abu Dhabi Investment Authority exercised 5.5mm warrants
$23.68
$23.00
$22.20
03-Feb-2017 Reported 4Q16 and FY16 results; 4Q16 FFO per share was $0.38 vs. consensus of $0.35
20-Apr-2017 Announced agreement to acquire all remaining equity interest in Brookfield Canada Office Properties for CAD 516.8mm
05-May-2017 Reported 1Q17 results; FFO per share was $0.34 vs. consensus of $0.33
02-Aug-2017 Reported 2Q17 results; FFO per share was $0.37 vs. consensus of $0.34
02-Nov-2017 Reported 3Q17 results; FFO per share was $0.34 vs. consensus of $0.34
Goldfinch
Blue Jay
Blue Jay Offer Price

Source: Bloomberg, public company filings; Market data as of 14-Nov-2017

Comparison of Goldfinch and Blue Jay
12

Blue Jay / Goldfinch Exchange Ratio Over Time Last 3 Years CONFIDENTIAL – PRELIMINARY DRAFT 3-Yr Low 3-Yr High 3-M Avg 1-Yr Avg 2-Yr Avg 3-Yr Avg 1.4 x 0.81 x 1.38 x 0.89 x 1.02 x 1.12 x 1.15 x 1.3 x S hares ldfinch 1.2 x o to     G 1.05 x per Favorable Goldfinch Unites 1.0 x y 0.9656 x Ja 0.9 x to Favorable Jay # of Blue Blue     0.8 x 0.7 x Nov-2014 May-2015 Nov-2015 May-2016 Nov-2016 May-2017 Nov-2017 Goldfinch / Blue Jay Offer Letter Exchange Ratio Source: Bloomberg; Market data as of 14-Nov-2017 Comparison of Goldfinch and Blue Jay 13

CONFIDENTIAL – PRELIMINARY DRAFT Appendix A:    Blue Jay Company Overview

INVESTMENT BANKING DIVISION

Blue Jay Company Overview

CONFIDENTIAL – PRELIMINARY DRAFT

Description

- Blue Jay is an externally managed, publicly traded limited partnership
- Currently listed on TSX and NYSE (with announced move to Nasdaq)
- Asset base: ~$68bn
  - Diversified real estate portfolio spanning multiple asset classes and geographies
- BBB credit rating
  - Target 50% LTV over the long-term
- Company targeted returns of 12–15%
  - 5-8% distribution growth +8-11% FFO growth
  - Target payout ratio of 80% of FFO

Strategy / Investment Approach

- Value-oriented, counter-cyclical investors
- Specialize in executing multi-faceted transactions that allow Blue Jay to acquire high-quality assets at a discount to replacement cost
- Leverage business units to enhance the value of investments
- Flexibility to allocate capital to the sectors and geographies with the best risk-adjusted returns at various points in the real estate cycle
- Continually recycle capital from stabilized assets to higher-yielding opportunities in order to build long-term value for unitholders


Public Investors
Blackbird
31% Ownership
69% Ownership
Blue Jay
Core
~80% of Blue Jay's balance sheet
Opportunistic
~20% of Blue Jay's balance sheet
Core Office
Core Retail
Opportunistic
100% Interest in Blackbird Office Properties (BPO)
50% Interest in Canary Wharf Office Portfolio
34% Interest in Goldfinch
Real Estate Opportunity Funds
Multifamily Funds
Core Plus Funds
Real Estate Finance Funds
Other Direct Investments

Source: Company filings. Recent research reports. Market data as of 14-Nov-2017

Blue Jay Company Overview 15

INVESTMENT BANKING DIVISION

Blue Jay Company Overview

Continued

CONFIDENTIAL – PRELIMINARY DRAFT

	Core Office	Core Retail	Opportunistic
Strategy	■ Invest in high-quality, well-located trophy assets and development projects ■ Iconic assets in gateway markets ■ Use global structure to leverage relationships across geographies and business lines — Of Blue Jay's top 20 office tenants, 13 are tenants in Blue Jay's buildings in more than one city; 9 are tenants in at least 3 cities	■ Invest in high-quality, well-located trophy assets and development projects ■ Trophy retail assets that mirror the quality of Blue Jay's office properties ■ Focus on improving mall productivity via redevelopment, new technology, and introducing more experiential tenants (dining, entertainment, fitness, e-tailer pop-ups)	■ Invest in mispriced portfolios and/or properties with significant value add — Acquire high-quality assets at a discount to replacement cost or intrinsic value — Seek contrarian investments ■ Leverage Blue Jay / Blackbird relationships to source proprietary deals ■ Target large-scale investments ■ Grow NOI
Target Returns	■ 10-12%	■ 10-12%	■ 20%+
Portfolio	■ 146 Properties / 100mm SF ■ ~10mm SF development activities (incl. some multifamily) ■ Global footprint in gateway cities (NY, London, London, Toronto, Los Angeles, Sydney, and Berlin)	■ Comprises 34% interest in Goldfinch ■ 126 properties / 123mm SF — 100 of the top 500 malls in the US ■ Significant development / redevelopment activities	■ 115 office properties / 31mm SF ■ 46 retail properties / 29mm SF — Includes Rouse ■ 183 industrial properties / 47mm SF ■ 93 multifamily properties / 27,700 units ■ 19 hospitality properties / 13,800 rooms ■ 324 automotive triple-net-lease assets ■ 203 self-storage facilities / 15mm SF ■ 29 student housing properties / 11K beds ■ 135 manufactured housing communities / 32,300 sites
Portfolio Metrics	■ 92% leased ■ 8.4-year avg. lease term ■ 14% MTM opportunity on in-place leases	■ $590 avg. sales per square foot ■ 95% occupancy ■ 6.3-year avg. lease term ■ 20% avg. rent spreads in TTM Sep 2017 ■ 6-9% yields on development projects	■ Blue Jay's equity investment in its funds valued at $5.3n ■ Closed-end funds with 5-year average investment holds

Blue Jay Company Overview

16

CONFIDENTIAL – PRELIMINARY DRAFT Appendix B:    Supporting Analysis

Goldman Sachs

Goldfinch's Shareholder Register Evolution

Top 25 Active Mutual and Hedge Funds

INVESTMENT BANKING DIVISION

CONFIDENTIAL – PRELIMINARY DRAFT

			Cost Basis and Returns		Q3 2017		Historical Positions (Shares)						
Fund	**Style**	**AUM ($bn)**	**Cost Basis ($USD)[1]**	**Unrealized Gain[2]**	**Shares (mm)**	**%OS**	**Q2 2017**	**Q1 2017**	**Q4 2016**	**Q3 2016**	**Q2 2016**	**Q1 2016**	**Q4 2015**
Fidelity US REIT Mother Fund	Other	$ 12.8	$ 24.27	(1.3)%	12.9	1.5 %	12.9	12.9					
T. Rowe Price Real Estate Fund	Sector Specific	5.9	20.18	18.7	11.5	1.3	11.4	11.2	11.0	10.6	10.4	9.1	8.3
Alyeska Investment Group, L.P.	Hedge Fund	11.2	23.63	1.4	6.9	0.8	6.9	3.6		-	0.1	0.1	
Fidelity Real Estate Investment Portfolio	Sector Specific	4.1	26.01	(7.9)	5.9	0.7	6.2	5.7	6.4	6.6	6.4	5.5	5.8
DFA Real Estate Securities Portfolio	Quantitative	8.1	17.52	36.7	5.5	0.6	5.5	5.5	5.6	5.5	5.5	5.5	5.5
Nuveen Real Estate Securities Fund	Sector Specific	3.9	22.76	5.2	4.3	0.5	3.2	3.6	3.8	4.1	3.8	4.4	5.1
Cohen & Steers Realty Shares, Inc.	Sector Specific	4.6	22.94	4.4	4.1	0.5	4.1		-	2.0	4.1	5.5	4.7
Cohen & Steers Real Estate Securities Fund	Sector Specific	4.1	22.74	5.3	4.0	0.5	3.3				-	1.3	1.3
JPMorgan Mid Cap Value Fund	Value	18.6	22.64	5.8	3.5	0.4	3.5	3.1	3.0	2.1	2.7	3.7	5.1
Signature High Income Fund	Income	3.1	27.95	(14.3)	3.0	0.3	3.0	3.0	3.0	1.7			
Voya Global Real Estate Fund - US	Sector Specific	2.3	15.43	55.2	2.7	0.3	2.7	3.1	3.6	3.5	3.9	4.0	4.3
Cohen & Steers Institutional Realty Shares, Inc.	Sector Specific	2.7	22.94	4.4	2.4	0.3	2.4		-	1.1	2.1	2.8	2.5
T. Rowe Price Real Assets Fund	Other	3.2	20.05	19.4	2.4	0.3	2.4	2.2	2.2	2.4	2.7	2.9	2.8
Asset Management One USA Inc.	Hedge Fund	40.6	23.34	2.6	2.3	0.3	2.3	2.3	2.4	1.6	1.7	1.4	1.4
CREF Stock Account	Growth	123.2	22.94	4.4	2.2	0.3	2.2		-	2.5	2.2	2.3	2.2
Lord Abbett Affiliated Fund	Income	6.7	27.23	(12.0)	2.2	0.2	2.2	2.2	2.2	2.2	2.4	2.4	2.5
Fidelity Value Fund	GARP	8.3	21.82	9.8	2.1	0.2						-	0.2
Morgan Stanley Insti Global Real Estate Portfolio	Income	1.4	17.89	33.9	2.1	0.2	1.8	1.8	1.7	1.5	1.5	1.6	1.7
TIAA-CREF Real Estate Securities Fund	Income	2.0	18.21	31.5	2.0	0.2	2.1	1.8	1.8	2.1	2.1	2.2	2.1
Fidelity Balanced	Income	20.9	21.82	9.8	1.9	0.2							
Fidelity Series Real Estate Equity Fund	Other	1.2	24.50	(2.2)	1.9	0.2	1.7	0.6	0.7	0.6	0.9	0.8	0.6
Fidelity Stock Selector Large Cap Value	Value	9.2	21.84	9.7	1.7	0.2	0.9	0.5	0.5	0.5	0.7	0.9	1.2
Met Investors Series - Clarion Global Real Estate Portfolio	Sector Specific	1.4	19.22	24.6	1.7	0.2	1.7	1.8	1.7	1.6	1.7	1.6	1.6
Fidelity Canadian Disciplined Fund	Value	1.9	25.97	(7.8)	1.7	0.2	1.7	1.4	1.0	0.6	0.3		
Morgan Stanley Institutional U.S. Real Estate Portfolio	Sector Specific	0.6	18.23	31.4	1.7	0.2	1.6	1.4	1.3	1.1	1.2	1.1	1.1
Top 25 Active Mutual and Hedge Fund Holders					**92.5**	**10.5 %**	**85.5**	**67.8**	**51.9**	**54.1**	**56.5**	**58.8**	**60.0**
Median			**$ 22.74**	**5.3 %**									
Weighted Average[3]			**22.31**	**7.3**									

Source: Thomson, shareholder data as of Q3 '17 and subsequent 13D / G filings
[1] Calculated as the weighted average cost of current shares held based on quarterly VWAPs and all share purchases 2010 – present.
[2] Based on share price of market close, 14-Nov-2017 ($23.95).
[3] Weighted average based on number of shares held.

Supporting Analysis 18

Goldman Sachs

INVESTMENT BANKING DIVISION

Shareholder Overlap Between Goldfinch and Blue Jay

CONFIDENTIAL – PRELIMINARY DRAFT

~83% of Blue Jay's units are held by Goldfinch's share/unitholders and ~48% of Goldfinch's units are held by Blue Jay's unitholders

Top 25 Active Holders of Goldfinch

	Equity Assets	Goldfinch		Blue Jay	
Investor	($mm)	$mm	%	$mm	%
Blue Jay	$ 14,503	$ 7,260.6	34.6 %	$ 11,552.2	69.3 %
Abu Dhabi Investment Authority	6,834	704.7	3.4	-	-
Fidelity Management & Research Company	1,162,154	642.5	3.1	68.3	0.4
Norges Bank Investment Management (NBIM)	568,367	599.8	2.9	-	-
Cohen & Steers Capital Management, Inc.	56,855	469.5	2.2	-	-
T. Rowe Price Associates, Inc.	603,643	421.0	2.0	-	-
CBRE Clarion Securities, L.L.C.	13,378	366.0	1.7	-	-
Morgan Stanley Investment Management Inc. (US)	62,815	355.0	1.7	-	-
PGGM Vermogensbeheer B.V.	60,992	351.5	1.7	-	-
Invesco Advisers, Inc.	190,006	311.1	1.5	6.2	0.0
Future Fund Board of Guardians	574	256.4	1.2	101.0	0.6
Lasalle Investment Management Securities, LLC	8,088	238.8	1.1	-	-
Deutsche Asset & Wealth Management	15,516	193.0	0.9	-	-
Dimensional Fund Advisors, L.P.	372,384	176.5	0.8	-	-
Fidelity Institutional Asset Management	74,245	167.2	0.8	190.0	1.1
Nuveen LLC	301,217	158.8	0.8	-	-
Alyeska Investment Group, L.P.	10,717	153.5	0.7	-	-
Daiwa Asset Management Co., Ltd.	69,781	148.2	0.7	-	-
CenterSquare Investment Management, Inc.	7,194	140.1	0.7	-	-
Standard Life Investments Ltd.	89,802	104.8	0.5	-	-
AMP Capital Investors Limited	22,821	104.4	0.5	-	-
BlackRock Asset Management Ireland Limited	79,432	101.5	0.5	-	-
JP Morgan Asset Management	331,847	101.3	0.5	0.0	0.0 %
Goldman Sachs & Company, Inc.	178,033	93.3	0.4	5.9	0.0 %
BlackRock Investment Management (UK) Ltd.	296,678	85.8	0.4	-	-
Top 25 Goldfinch Holders Total		**$ 13,705.4**	**65.3 %**	**$ 11,923.5**	**71.6 %**
All Goldfinch Holders Total				**$ 13,771.9**	**82.7 %**
Top 25 Excluding Bluejay				**$ 371.3**	**2.2 %**

Top 25 Active Holders of Blue Jay

	Equity Assets	Blue Jay		Goldfinch	
Investor	($mm)	$mm	%	$mm	%
Blackbird	$ 14,503	$ 11,552.2	69.3 %	$ 7,260.6	34.6 %
RBC Global Asset Management Inc.	62,413	456.4	2.7	63.8	0.3
Manulife Asset Management Limited	31,040	271.6	1.6	7.7	0.0
Fidelity Institutional Asset Management	74,245	190.0	1.1	167.2	0.8
RBC Dominion Securities, Inc.	31,298	182.0	1.1	0.0	-
Letko, Brosseau & Associates Inc.	12,710	147.9	0.9	-	-
CIBC Asset Management Inc.	27,017	143.9	0.9	11.9	0.1
CI Investments Inc.	34,801	114.2	0.7	-	-
Fidelity Investments Canada ULC	11,477	111.9	0.7	61.1	0.3
Invesco Canada Ltd.	18,487	102.3	0.6	3.7	0.0
Future Fund Board of Guardians	574	101.0	0.6	256.4	1.2
Phillips, Hager & North Investment Management	7,127	97.9	0.6	-	-
Partners Value Investments, L.P.	656	85.6	0.5	-	-
TD Asset Management Inc.	68,984	74.8	0.4	4.1	0.0
Connor, Clark & Lunn Investment Management Ltd.	17,358	70.0	0.4	-	-
Scotia Capital Inc.	5,837	69.3	0.4	-	-
Fidelity Management & Research Company	1,162,154	68.3	0.4	642.5	3.1
Principal Global Investors (Equity)	120,876	66.5	0.4	83.3	0.4
Mackenzie Financial Corporation	32,695	56.3	0.3	14.8	0.1
GWL Investment Management Ltd.	41,308	53.0	0.3	16.9	0.1
I.G. Investment Management, Ltd.	27,039	50.9	0.3	-	-
Capital International Investors	111,687	50.3	0.3	-	-
RBC Wealth Management, International	17,481	40.2	0.2	-	-
Swedbank Robur Fonder AB	76,747	39.6	0.2	9.4	0.0
British Columbia Investment Management Corp.	35,626	38.7	0.2	4.7	0.0
Top 25 Blue Jay Holders Total		**$ 14,234.7**	**85.4 %**	**$ 8,608.2**	**41.0 %**
All Blue Jay Holders Total				**$ 10,001.6**	**47.6 %**
Top 25 Excluding Blackbird				**$ 1,347.6**	**13.0 %**

Indicates Top 25 Holder of Both Companies (green shading)

Source: Thomson Reuters as of 11-Nov-2017

Supporting Analysis

19

Relative Total Shareholder Return CONFIDENTIAL – PRELIMINARY DRAFT Last 5 Years¹ Last 3 Years Last Twelve Months 200% 130% 150% 140% 120% 180% 200% 15.4% 68.8% 180% 130% 11.2% 160% 110% 23.8% 160% 50.8 % rn 49.3 % Return Return 120% 64. 140% 27.7% 140% 12.5% 100% 6% ta l (4.2)% tal Retu 12.2 % rn 120% 46. (5.8)% To 110% To (0.6)% d 4% e d ed Total 3.7 % e 90% (10.7)% 120% Retu 100% x x 36. dex de de 33. 7% 35. (0.6)% In 0% In d Total 80% In 100% 2% xe (20.6)% 100% 80% de 60% (6.9)% In 90% (12.2)% 80% 70% 80% (14. Daily from 09-Nov-2012 to 10-Nov-2017 6)% 60% 60% 70% Nov-2012 Jul-2014 Mar-2016 Nov-2017 Nov-2016 May-2017 Nov-2017 Nov-2014 Nov-2015 Nov-2016 Nov-2017 Goldfinch MAC SPG TCO Blue Jay RMZ Source: Bloomberg. Market data as of 14-Nov-2017 ¹ Blue Jay as of its IPO date on 22-Mar-13. Supporting Analysis 20

Goldman Sachs

INVESTMENT BANKING DIVISION

Goldfinch Analyst Estimates and Company Guidance

CONFIDENTIAL – PRELIMINARY DRAFT

Broker	Estimate Date	Rating	Target Price	NAV per Share	2018E AFFO / Sh	2019E AFFO / Sh	2018E FFO / Sh	2019E FFO / Sh	2018E DPS	2019E DPS
Bank of America[1]	13-Nov-17	NR	NA	$ 25.00	$ 1.40	$ 1.50	$ 1.62	$ 1.73	$ 0.90	$ 0.94
Boenning & Scattergood	13-Nov-17	Buy	$ 34.50	35.08	1.30	NA	1.55	NA	NA	NA
Evercore[1]	13-Nov-17	Buy	26.00	24.50	NA	NA	NA	NA	NA	NA
Mizuho Securities	13-Nov-17	Hold	23.00	26.50	1.24	1.29	1.60	1.65	NA	NA
Sandler O'Neill	13-Nov-17	Hold	25.00	25.80	1.11	NA	1.56	NA	NA	NA
Stifel	13-Nov-17	Buy	24.00	NA	NA	NA	NA	NA	NA	NA
Wells Fargo	12-Nov-17	Hold	23.00	NA	NA	NA	1.59	NA	NA	NA
Deutsche Bank	12-Nov-17	Hold	26.00	NA	NA	NA	NA	NA	NA	NA
BTIG	8-Nov-17	Buy	28.00	32.26	NA	NA	NA	NA	NA	NA
Citibank	7-Nov-17	NA	27.50	31.00	NA	NA	NA	NA	NA	NA
SunTrust	7-Nov-17	Buy	26.00	27.11	NA	NA	1.61	1.68	0.88	0.88
J.P.Morgan	7-Nov-17	Hold	25.00	NA	NA	NA	NA	NA	NA	NA
Median			**$ 26.00**	**$ 26.81**	**$ 1.27**	**$ 1.40**	**$ 1.60**	**$ 1.68**	**$ 0.89**	**$ 0.91**
IBES Consensus			**25.00**	**NA**	**NA**	**NA**	**1.61**	**1.70**	**0.92**	**0.95**
SNL Consensus			**NA**	**27.11**	**1.27**	**1.37**	**NA**	**NA**	**NA**	**NA**

FFO / Share Estimates Over Time[2]


$2.00
$1.75
$1.50
$1.25
$1.00
Jan-17
Mar-17
May-17
Jul-17
Sep-17
Nov-17
$1.80
2019E
$1.62
2018E
$1.59
2017E
2017E
2018E
2019E

Company Guidance (FY2017)

- At FY 2016 results:
  - FY 2017 FFO per share guidance of $1.56 – $1.61
  - FY 2017 SS NOI growth of 4.0% – 4.5%
- At 1Q 2017 results:
  - Narrowed FFO per share guidance to $1.56 – $1.60
  - Lowered SS NOI guidance; 2H guidance of 3% – 4%
- At 2Q 2017 results:
  - Maintained existing FFO and SS NOI guidance
- At 3Q 2017 results:
  - Q4 FFO guidance implied FY FFO per share of $1.55 – $1.57
  - Q4 SS NOI growth of 2.5% (effectively lowering 2H guidance given 2.0% growth reported for 3Q)

Source: Bloomberg, IBES Estimates, company documents, and select Wall Street Research; Market data as of 14-Nov-2017

[1] Bank of America recommendation / price target and Evercore NAV estimate from prior recent reports (having moved to unrated post transaction announcement).

[2] Median FFO / Share estimates include anonymous sources.

Supporting Analysis

21

Blue Jay Analyst Estimates and Company Guidance CONFIDENTIAL – PRELIMINARY DRAFT Estimate Target NAV 2018E 2019E 2018E 2019E 2018E 2019E Broker Date Rating Price per Share AFFO / Sh AFFO / Sh FFO / Sh FFO / Sh DPS DPS Canaccord 3-Nov-17 Buy $ 28.00 $ 29.39 $ 1.12 $ 1.19 $ 1.52 $ 1.59 $ 1.18 $ 1.18     Evercore 3-Nov-17 Buy 26.00 29.60 0.78 0.90 1.49 1.62 1.24 1.30     Scotiabank 3-Nov-17 Buy 25.50 27.25 1.09 1.19 1.41 1.51 1.24 1.30     RBC Capital 2-Nov-17 Buy 26.00 31.00 0.94 0.96 1.53 1.57 1.24 NA Markets Median    $ 26.00 $ 29.50 $ 1.02 $ 1.08 $ 1.51 $ 1.58 $ 1.24 $ 1.30     IBES Consensus $ 25.75 NA NA NA $ 1.51 $ 1.58 $ 1.24 $ 1.30     FFO / SH Estimates Over Time1 Company Guidance $1.70ï® Company does not provide FY financial guidance ï® Long-term targeted returns of 12–15%     — ~5% yield backed by stable cash flow $1.60 $1.58 2018E — 5-8% annual distribution growth — +8-11% FFO growth $1.51 $1.50 2017E — Capital appreciation of asset base ï® Target CFFO payout ratio: 80% $1.40 — Target distribution of $1.60+ per unit by 2021 Jan-17 Mar-17 May-17 Jul-17 Sep-17 Nov-17 2017E 2018E Source: Bloomberg, Wall Street Research, IBES Estimates; Market data as of 14-Nov-2017 Supporting Analysis 22

Goldman Sachs
INVESTMENT BANKING DIVISION

Common Stock Comparison

Sorted by 2019E FFO Multiple
($ in millions, except per share data)

CONFIDENTIAL – PRELIMINARY DRAFT

Company	Closing Price 14-Nov-2017	% of 52 Week High	Dividend Yield	Equity Market Cap (1)	Enterprise Value (1)	Net Debt / EV	Net Debt / 2017E EBITDA	EBITDA Multiples (2) 2018	EBITDA Multiples (2) 2019	FFO Multiples (2) 2018	FFO Multiples (2) 2019	Implied Cap Rate (3)	Prem. to NAV (3)
Goldfinch - All Cash Offer (4)	$ 23.00	84.9 %	3.8 %	$ 22,386	$ 40,599	44.1 %	8.0 x	17.7 x	17.3 x	14.3 x	13.5 x	6.0 %	(16.8)%
Goldfinch - All Unit Offer (4)	$ 21.93	80.9 %	4.0	21,331	39,544	45.3	8.0	17.3	16.8	13.6	12.9	6.2	(20.7)
Goldfinch - 50/50 Cash Unit Offer (4)	$ 22.46	82.9 %	3.9	21,859	40,072	44.7	8.0	17.5	17.0	14.0	13.2	6.1	(18.8)
Goldfinch - Pre-Rumor (6-Nov-17) (4)	$ 19.01	70.1 %	4.6	18,457	36,670	48.8	8.0	16.0	15.6	11.8	11.2	6.7	(31.2)
Blue Jay - Current (5)	$ 22.71	91.0 %	5.2	16,047	51,131	62.6	13.3	20.5	20.2	15.1	14.4	NA	(23.0)
Blue Jay Undisturbed (10-Nov-17) (5)	$ 23.68	94.9 %	5.0	16,743	51,833	61.8	13.3	20.8	20.5	15.7	15.0	NA	(19.7)
Goldfinch Peers													
Macerich	$ 64.76	88	4.6	9,845	17,444	43.6	7.1	16.1	15.6	15.7	15.4	5.5	(15.5)
Taubman Centers	56.37	73	4.4	8,295	13,067	35.0	8.6	23.7	21.8	14.6	14.2	5.8	(36.1)
Simon Property Group	160.51	85	4.5	58,921	72,796	18.2	2.0	11.1	10.7	13.2	12.7	6.0	(23.8)
Peers - High		88.3 %	4.6 %	$ 58,921	$ 72,796	43.6 %	8.6 x	23.7 x	21.8 x	15.7 x	15.4 x	6.0 %	(15.5)%
Peers - Mean		82	4.5	25,687	34,435	32.3	5.9	17.0	16.1	14.5	14.1	5.8	(25.1)
Peers - Median		85	4.5	9,845	17,444	35.0	7.1	16.1	15.6	14.6	14.2	5.8	(23.8)
Peers - Low		73	4.4	8,295	13,067	18.2	2.0	11.1	10.7	13.2	12.7	5.5	(36.1)

[1] *Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding.*
[2] *Sources: Projected EBITDA and FFO are based on IBES median estimates. All research estimates have been calendarized to December.*
[3] *Per Green Street Advisors.*
[4] *Pro Forma for the exercise of warrants by Blue Jay, ADIA and Future Fund.*
[5] *Pro Forma for the exercise of Goldfinch warrants.*

Supporting Analysis
23